TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2009 RESULTS
~ Third Quarter Earnings per Share Increase 39.5% to $0.60 vs. $0.43 ~
~ Third Quarter Sales Increase 1.9% ~

Brentwood, Tennessee, October 21, 2009 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its third fiscal quarter ended September 26, 2009.

Third Quarter Results
The Company’s net sales for the third quarter of 2009 increased 1.9% to $747.7 million from $733.9 million in the prior year’s third quarter. Same-store sales decreased 5.1% compared with a 6.2% increase in the prior year’s third quarter. This same-store sales decline resulted primarily from softness in sales of seasonal big-ticket items and difficult comparisons due to strong sales of hurricane-related merchandise and seasonal heating products in the prior year’s quarter. This decline was partially offset by continued strong sales in core consumable, usable and edible categories, including animal and pet-related products as well as repair and replacement parts.

Gross margin increased 12.8% to $246.0 million, or 32.9% of sales, compared to $218.2 million, or 29.8% of sales, in the prior year’s third quarter. The improvement in gross margin percentage resulted primarily from a decrease in the LIFO charge, lower fuel costs, and effective markdown management.

Selling, general and administrative expenses, including depreciation and amortization, increased 9.4% to $210.2 million, or 28.1% of sales, compared to $192.1 million, or 26.2% of sales, in the prior year’s third quarter. The increase as a percent of sales was primarily attributable to the deleveraging related to the same-store sales decrease.

The Company’s effective income tax rate decreased to 37.8% compared to 39.3% in the prior year’s third quarter, largely due to certain federal tax credits and the estimated favorable impact of other permanent tax differences on the revised full year taxable income.

Net income for the quarter increased 38.5% to $22.0 million, or $0.60 per diluted share, compared to $15.9 million, or $0.43 per diluted share, in the prior year’s third quarter.

The Company opened 17 new stores in the quarter compared to 20 new stores in the prior year’s third quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are pleased that we were able to improve gross margin and deliver earnings results that exceeded expectations. As previously reported, our team managed expenses, inventories and markdowns efficiently through consistent execution. Our core consumable, usable and edible categories continued to drive footsteps to the store and we achieved positive transaction count comps for the sixth consecutive quarter. We continue to maintain disciplined expense control without sacrificing our in-store shopping experience or customer service levels.”

Nine Month Results
For the first nine months of 2009, net sales increased 6.2% to $2.34 billion. Same-store sales decreased 1.7% compared to an increase of 1.5% in the first nine months of 2008. Gross margin increased 12.3% to $749.3 million in comparison to the first nine months of 2008. As a percent of sales, gross margin was higher at 32.0% compared to 30.2% of sales for the first nine months of 2008.

Selling, general and administrative expenses, including depreciation and amortization, were 26.6% of sales compared to 25.9% of sales for the first nine months of 2008.

Net income was $77.2 million, or $2.11 per diluted share, compared to net income of $57.2 million, or $1.52 per diluted share, for the first nine months of 2008.

During the first nine months of 2009, the Company opened 58 new stores, relocated two stores and closed one store, compared to 70 new store openings and no relocations or closures during the first nine months of 2008.

Company Outlook
As reported in the Company’s recent business update release, for fiscal 2009, the Company anticipates net sales to range from $3.17 billion to $3.20 billion, same-store sales for the year are expected to decrease approximately 1.0% to 2.0%, and net income to range from $2.88 to $2.98 per diluted share.

Mr. Wright concluded, “Since early 2008, we have been executing strategies to proactively address a challenging macro environment. Our well-aligned team has refined our merchandise strategy, controlled expenses tightly, managed our balance sheet prudently, and expanded our store base. While our near-term outlook is balanced between our strong year-to-date performance and the level of uncertainty about consumer spending in the marketplace, we are proud that our business has grown and improved throughout the recession. For the winter and holiday selling season, we anticipate that our customers will continue to be cautious but compelled to purchase products that meet their everyday rural lifestyle needs as well as practical and value-driven gift items.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be simultaneously webcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes through November 4, 2009.

About Tractor Supply Company
As of September 26, 2009, Tractor Supply Company operated 912 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This press release contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, potential legal proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities, and the ability to maintain an effective system of internal control over financial reporting. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 26, 2009		September 27, 2008		September 26, 2009		September 27, 2008
Net sales	$747,730	100.0%	$733,918	100.0%	$2,344,405	100.0%	$2,208,453	100.0%
Cost of merchandise sold	501,692	67.1	515,722	70.2	1,595,133	68.0	1,541,232	69.8

Gross margin	246,038	32.9	218,196	29.8	749,272	32.0	667,221	30.2
Selling, general and administrative expenses	193,820	25.9	176,774	24.1	575,239	24.5	527,302	23.9
Depreciation and amortization.	16,421	2.2	15,345	2.1	48,757	2.1	44,725	2.0

Income from operations	35,797	4.8	26,077	3.6	125,276	5.4	95,194	4.3
Interest (income) expense, net	461	0.1	(69)	0.0	1,139	0.1	1,727	0.1

Income before income taxes	35,336	4.7	26,146	3.6	124,137	5.3	93,467	4.2
Income tax expense	13,357	1.8	10,276	1.4	46,924	2.0	36,249	1.6

Net income	21,979	2.9%	15,870	2.2%	77,213	3.3%	57,218	2.6%

Net income per share:
Basic	$0.61		$0.44		$2.15		$1.54

Diluted	$0.60		$0.43		$2.11		$1.52

Weighted average shares outstanding (000’s):
Basic	36,034		36,429		35,954		37,045
Diluted	36,711		37,074		36,590		37,677

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 26,	September 27,
	2009	2008 *
ASSETS
Current assets:
Cash and cash equivalents	$94,871	$16,356
Inventories	703,989	703,040
Prepaid expenses and other current assets	40,433	40,731
Deferred income taxes	11,361	2,923

Total current assets	850,654	763,050
Property and equipment, net	362,741	357,270
Goodwill	10,258	10,258
Deferred income taxes	13,185	17,398
Other assets	5,259	6,183

TOTAL ASSETS	$1,242,097	$1,154,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$356,822	$366,138
Accrued expenses	119,417	107,953
Current portion of capital lease obligations	414	545
Income taxes currently payable	—	962

Total current liabilities	476,653	475,598
Revolving credit loan	—	23,138
Capital lease obligations	1,534	1,960
Straight line rent liability	44,042	36,281
Other long-term liabilities	26,327	24,827

Total liabilities	548,556	561,804

Stockholders’ equity:
Common stock	330	327
Additional paid-in capital	185,015	163,616
Treasury stock	(214,690)	(192,549)
Retained earnings	722,886	620,961

Total stockholders’ equity	693,541	592,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,242,097	$1,154,159

* Cash and cash equivalents and prepaid expenses and other current assets have been reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	NINE MONTHS ENDED
	September 26,	September 27,
	2009	2008 *
Cash flows from operating activities:
Net income	$77,213	$57,218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,757	44,725
Loss (gain) on sale of property and equipment	165	(62)
Stock compensation expense	9,159	9,192
Deferred income taxes	(9,143)	(3,352)
Change in assets and liabilities:
Inventories	(100,554)	(67,052)
Prepaid expenses and other current assets	3,029	1,730
Accounts payable	69,994	107,792
Accrued expenses	5,952	(7,648)
Income taxes currently payable	(1,554)	(4,100)
Other	8,006	5,455

Net cash provided by operating activities	111,024	143,898

Cash flows from investing activities:
Capital expenditures	(49,435)	(68,828)
Proceeds from sale of property and equipment	44	250

Net cash used in investing activities	(49,391)	(68,578)

Cash flows from financing activities:
Borrowings under revolving credit agreement	274,033	517,382
Repayments under revolving credit agreement	(274,033)	(549,244)
Tax benefit of stock options exercised	2,924	413
Principal payments under capital lease obligations	(399)	(693)
Repurchase of common stock	(10,775)	(42,500)
Net proceeds from issuance of common stock	4,499	2,498

Net cash used in financing activities	(3,751)	(72,144)

Net increase in cash and equivalents	57,882	3,176
Cash and cash equivalents at beginning of period	36,989	13,180

Cash and cash equivalents at end of period	$94,871	$16,356

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$776	$2,788
Income taxes	53,312	43,023
* Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
Sales Information:

Same-store sales increase (decrease)	(5.1)%	6.2%	(1.7)%	1.5%
Non-comp sales (% of total sales)	6.8%	8.7%	7.4%	9.0%
Average transaction value	$40.14	$44.59	$42.00	$44.79
Comp average transaction value increase (decrease)	(10.4)%	5.2%	(6.7)%	1.7%
Comp average transaction count increase (decrease)	5.9%	0.9%	5.4%	(0.2)%
Store Count Information:

Beginning of period	895	814	855	764
New stores opened	17	20	58	70
Stores closed/sold	—	—	(1)	—

End of period	912	834	912	834

Relocated stores	1	—	2	—
Pre-opening costs (000’s)	$1,873	$2,057	$6,246	$6,991
LIFO charge (000’s) (a)	1,896	10,565	8,433	22,507
Balance Sheet Information:

Average inventory per store (000’s) (b)	$820.1	$861.4	$820.1	$861.4
Inventory turns (annualized)	2.70	2.74	2.82	2.75
Financed inventory (b)	44.9%	48.4%	44.9%	48.4%
Treasury shares:
Shares purchased (000’s)	19	465	321	1,280
Cost (000’s)	$915	$14,691	$10,775	$42,499
(a) 2009 LIFO charge is based on a projected annual provision of $11.6 million for fiscal 2009.
(b) Assumes average inventory cost, excluding inventory in transit.

Supplemental LIFO Information
(Unaudited)
(in thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
LIFO provision, pre tax	$1,896	$10,565	$8,433	$22,507
Net income	$21,979	$15,870	$77,213	$57,218
LIFO provision, net of tax	1,179	6,413	5,245	13,779

Net income without LIFO	$23,158	$22,283	$82,458	$70,997

Earnings Per Diluted Share:
Net income	$0.60	$0.43	$2.11	$1.52
LIFO provision, net of tax	0.03	0.17	0.14	0.36

Net income without LIFO	$0.63	$0.60	$2.25	$1.88

The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation above, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the above reconciliations and to provide an additional measure of performance.